DEAN HELLER
Secretary of State	EXHIBIT 3.10
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Amendment
(PURSUANT TO NRS 78.385 and 78.390)

Important: Read attached instructions before completing form.	ABOVE SPACE IS FOR OFFICE USE ONLY
CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
FOR NEVADA PROFIT CORPORATIONS
(PURSUANT TO NRS 78.385 AND 78.390 - AFTER ISSUANCE OF STOCK)
1.	Name of corporation: Great Western Land and Recreation, Inc.

2.	The articles have been amended as follows (provide article numbers, if available):
The first paragraph of Article FOURTH has been amended to read as follows:
FOURTH: The total number of shares of all classes of stock which the Company has authority to issue is 45,000,000 shares of Common Stock, par value $.001 per share (the “Common Stock”), and 20,000,000 shares of Series Preferred Stock, par value $.001 per shares (the “Preferred Stock”).
3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 19,150,860 for; 11,042 against; 2,804 abstain.*

4.	Effective date of filing (optional):

(must not be later than 90 days after the certificate is filed)

5.	Officer Signature (required):	/s/ Ron O’Connor Ron O’Connor, Secretary

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.
IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.
SUBMIT IN DUPLICATE
This form must be accompanied by appropriate fees. See attached fee schedule.
Nevada Secretary of State AM 78.385 Amend 2003
Revised on: 11/03/03